Prospectus Supplement Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-145082

                          PROSPECTUS SUPPLEMENT NO. 04
                               DATED JUNE 05, 2008
                      (To Prospectus Dated April 17, 2008)

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                       154,895,487 Shares of Common Stock

         This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated April 17, 2008, of Legend International Holdings, Inc. (the "Company") as supplemented by Supplement No. 03 thereto dated May 22, 2008, Supplement No. 02 thereto dated May 13, 2008 and Supplement No. 01 thereto dated May 8, 2008. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 01 through 03 thereto. The Prospectus relates to the public sale, from time to time, of up to 154,895,487 shares of our common stock by the selling shareholders identified in the Prospectus.

         The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement No. 01 though 03.

         This prospectus supplement includes the attached Form 8-K dated June 05, 2008 as filed by us with the Securities and Exchange Commission.

         We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated April 17, 2008) is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is June 05, 2008.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM 8-K
                                 --------------


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 04, 2008
                                 --------------
                       LEGEND INTERNATIONAL HOLDINGS, INC
             (Exact name of registrant as specified in its charter)
                                 --------------

       Delaware                      000-32551                    23-3067904
(State or Other Jurisdiction       (Commission               (I.R.S. Employer
   of Incorporation)                File Number)             Identification No.)

         Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
               (Address of Principal Executive Office) (Zip Code)

                                 61-3-8532-2866
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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

Item 8.01:      Other Events

           On June 04, 2008, the Company issued the attached press release announcing that it has closed the US$105 million private placement transaction. The private placement was increased by $5 million from the details announced on May 22, 2008.

Item 9.01:      Financial Statement and Exhibits

99.1:    Press Release dated June 03, 2008


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LEGEND INTERNATIONAL HOLDINGS, INC.
                                    (Company)

                                  By:        /s/ Peter Lee
                                             -----------------------------------
                                             Peter Lee
                                             Secretary


Dated: June 05, 2008

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


                                INDEX TO EXHIBITS

99.1:    Press Release dated June 03, 2008

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

LEGEND INTERNATIONAL HOLDINGS ANNOUNCES THE CLOSING OF A US$105 MILLION PRIVATE PLACEMENT AND PROPOSED LISTING ON AMERICAN STOCK EXCHANGE.

Melbourne Australia - June 3, 2008 - Legend International Holdings, Inc (OTC-BB:
LGDI) with phosphate projects in Queensland, Australia, is pleased to announce that it has closed the US$105 million private placement transaction. The financing transaction was led by BMO Capital Markets and included 25 North American and international institutional investors.

Pursuant to the closing, the Company issued 42 million shares of common shares at a price of US$2.50 per share for gross proceeds of US$105 million. The private placement was increased by $5 million (2 million shares of common stock) from the details announced on May 22, 2008.

The Company has also issued 840,000 warrants to the agents which can be exercised at a price of US$2.50 per warrant, exercisable at any time up to June 3, 2010.

The proceeds of the financing will be used to advance the ongoing development of the Company's phosphate projects in the Georgina Basin in the Mt Isa region of Queensland and working capital.

The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the 42 million shares of common shares and the shares to be issued on exercise of the warrants.

The Company also advises that it has made application to list its shares of common stock on the American Stock Exchange.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB: LGDI) is a mining and agriculture resource development company. The Company is principally focussed on developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company's exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia For further information please visit our website at www.lgdi.net.

For further information, please contact:

Mr. Joseph Gutnick                             General Manager Business
Chief Executive Officer                        NEW YORK OFFICE
Legend International Holdings Inc              Legend International Holdings Inc
Tel:  +011 613 8532 2866                       Tel: (212) 223 0018
Fax: +011 613 8532 2805                        Fax: (212) 223 1169
E-mail: josephg@axisc.com.au                   E-mail: legendinfo@axisc.com.au

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.


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